As filed with the Securities and Exchange Commission on April 29, 2003
Registration No.           -

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HEI, INC.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	41-0944876
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

PO Box 5000, 1495 Steiger Lake Lane

Victoria, Minnesota 55386
(952) 443-2500
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Copies to:

Mack V. Traynor III Chief Executive Officer and President HEI, Inc. PO Box 5000, 1495 Steiger Lake Lane Victoria, Minnesota 55386 (952) 443-2500	Mark D. Williamson, Esq. Amy E. Dahl, Esq. Gray, Plant, Mooty, Mooty & Bennett, P.A. 3400 City Center 33 South Sixth Street Minneapolis, Minnesota 55402 (612) 343-2800
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount Of
Title of Each Class of	Amount To Be	Offering Price	Aggregate	Registration
Securities To Be Registered	Registered	Per Share	Offering Price(1)	Fee

Common Stock, $.05 par value	1,000,000	$1.90(1)	$1,900,000(1)	$156.71

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of Regulation C and based upon the average of the high and low sales price for such common stock on April 22, 2003, as reported on the Nasdaq National Market.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated April 29, 2003

PROSPECTUS

HEI, INC.

1,000,000 Shares of

Common Stock

        This Prospectus relates to 1,000,000 shares of common stock of HEI, Inc., which may be offered from time to time by the selling shareholders named in this Prospectus. We will not receive any of the proceeds from the offer and sale of the shares. Rather, the selling shareholders will receive all of the net proceeds from any sale of the shares. The shares were issued to the selling shareholders in connection with our acquisition of certain assets, and assumption of certain liabilities and contractual obligations, of Colorado MEDtech, Inc.’s Colorado operations, our Advanced Medical Division, on January 24, 2003.

      We have been advised that the selling shareholders may from time to time sell the common stock to or through brokers or dealers in one or more transactions, in the Nasdaq National Market or other over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices relating to prevailing prices, or at negotiated prices.

      Our common stock is listed on the Nasdaq National Market under the symbol HEII. On April 28, 2003, the closing sales price of our common stock as reported by the Nasdaq National Market was $2.05.

       Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 4 of this Prospectus.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                     , 2003

SUMMARY
RISK FACTORS
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF SECURITIES
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEMNIFICATION
SIGNATURES
Index to Exhibits
EX-5.1 Opinion and Consent of Gray, Plant, Mooty
EX-23.1 Consent of KPMG LLP
EX-23.2 Consent of KPMG LLP
Powers of Attorney

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Some of the statements made in this Prospectus and the documents incorporated by reference in this Prospectus under the captions “Summary” and “Risk Factors” and elsewhere in this Prospectus constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to the safe harbor provisions of the reform act. Forward-looking statements may be identified by the use of the terminology such as may, will, expect, anticipate, intend, believe, estimate, should or continue or the negatives of these terms or other variations on these words or comparable terminology. To the extent that this Prospectus contains forward-looking statements regarding our technology, markets, growth and earnings expectations, financial condition, operating results, business prospects or any other aspect, you should be aware that our actual financial condition, operating results and business performance may differ materially from that projected or estimated by us in the forward-looking statements. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from their current expectations. These differences may be caused by a variety of factors, including, but not limited to, continuing adverse business and market conditions; intense competition, including entry of new competitors and adverse competitive developments; our ability to obtain sufficient financing to support our operations, including our ability to replace our credit facility; our progress in research and development activities; the availability and cost of materials from our suppliers; variations in costs that are beyond our control; adverse federal, state and local government regulation; unexpected costs; lower sales and net income, or higher net losses than forecasted; price increases for equipment; inability to raise prices; our ability to secure and satisfy customers, and our failure to obtain new customers; changes in or cancellations of customer requirements; the possible fluctuation and volatility of our operating results and financial condition; our ability to carry out marketing and sales plans; the loss of key executives; the integration of our Advanced Medical Division into our business; and other specific risks that may be alluded to in this Prospectus.

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SUMMARY

      The following summary is qualified by, and should be read in conjunction with, the more detailed information included in this Prospectus and the documents incorporated by reference into this Prospectus.

HEI, Inc.

      HEI, Inc. (Nasdaq: HEII) (“HEI” or the “Company”) designs, develops and manufactures microelectronics, subsystems, systems, connectivity and software solutions. We manufacture products for original equipment manufacturers engaged in the medical equipment and medical device, hearing, and communications industries.

      HEI’s Microelectronics Division is preeminent in the design and manufacture of high-density circuit boards, subcomponents and complex-component solutions for customers in the medical, hearing and communications industries. Examples include hearing-aid circuits and components that make up other types of electronic devices, such as those used in the telecommunications industry. HEI provides the complete design of the parts, as well as the manufacturing of such parts, to our customers. We also design and manufacture the circuit boards upon which these components are assembled and or placed. Examples of circuit boards fabricated by us are: the amber-colored flexible circuit boards found in cameras and radios, the thin ceramic circuit boards used in hearing-aids and heart pacemakers, and the stiff, laminate boards found in stereo systems and cellular telephones. We specialize in the attachment of the bare chips or “die,” resisters, capacitors, battery connectors and micro electronic switches to these circuit boards. Our specialized attachment techniques include “chip-and-wire” and “flip-chip” processes. Chip-and-wire is a process in which very thin gold or aluminum wires are used to connect the chips to the circuit board. Flip-chip is a process in which tiny bumps of gold or solder are attached to the chip, with the chip then being flipped upside down and attached directly to the circuit board. HEI’s patented T-BallTM technology enables reduced cost and improved performance for high frequency communication devices. This allows us to manufacture miniature packages that are specially designed to hold and protect high frequency chips for broadband communications applications. These packages, and the high-frequency chips that they contain, are specifically designed to be used in high-speed wireless and optical communication devices — the individual parts of a telecommunications network that companies and individuals use to transmit data, voice, and video across both short as well as very long distances. The Microelectronics Division also produces high volume Radio Frequency Identification (“RFID”) solutions for medical device, pharmaceutical and industrial applications.

      HEI’s Advanced Medical Division, acquired in January 2003, delivers design, manufacturing, test, validation and software solutions for subsystem and system level medical products. The division also markets Link-iTTM; a proprietary connectivity device and software solution. Link-iTTM is a breakthrough technology that connects hospital-based patient care and monitoring equipment to care providers and hospital information management systems. The division provides custom product design, development and manufacturing outsourcing services to customers ranging from large medical device original equipment manufacturers to emerging medical device companies. This division specializes in contract design and development of diagnostic, biotechnology and therapeutic medical devices, medical software systems and medical device connectivity. Our development and manufacturing outsourcing services generally involve complex high-end devices, as opposed to commodity or high-volume products. In providing outsourcing services, we develop and manufacture products for use in blood analysis, women’s health therapies and cancer detection systems. We also perform various forms of verification and validation testing for software applications and medical devices.

      HEI serves virtually all of the large original equipment manufacturers in its chosen markets. The Company is focused on providing its customers with a single focal point that can take an idea from inception to a fully functional, cost effective and manufacturable product more expeditiously and cost effectively than can an original equipment manufacturer’s own internal resources. We have four separate facilities at which we design and manufacture our products. Each facility is a registered ISO 9001 quality system. Our facilities are located in the following places:

      Microelectronics Division:

•	Victoria, Minnesota

•	Corporate headquarters and manufacturing facilities

•	Microelectronics Design and Assembly Services

•	Tempe, Arizona

•	Fast turn, medium-to-large production orders of high tech circuit boards

•	Multi-layer flex and rigid flex

•	Thin core processing

•	Chanhassen, Minnesota

•	Radio Frequency Identification (“RFID”) applications

•	Wireless smartcards

      Advanced Medical Division:

•	Boulder, Colorado

•	Design, development, and manufacture of medical products

•	Software and connectivity development for medical products

Our Principal Executive Office

      We are incorporated under the laws of the State of Minnesota. Our executive offices are located at 1495 Steiger Lake Lane, Victoria, Minnesota, 55386, telephone number (952) 443-2500. Our website address is www.heii.com. Information on our website does not constitute part of this Prospectus.

The Offering

Securities:	1,000,000 shares of common stock offered by the selling shareholders identified in this Prospectus.
Use of Proceeds:	We will not receive any proceeds from the sale of common stock by the selling shareholders.

RISK FACTORS

      An investment in shares of our common stock involves a high degree of risk. Prospective investors should carefully consider the following risks and speculative factors set forth below prior to a purchase of shares of common stock.

      Our current cash flows may not be sufficient to meet our liquidity needs causing us to be unable to meet short-and long-term debt obligations and operating requirements. As a result of fiscal 2002 operating losses and the general downturn in the economy, which has adversely affected our sales trends, our current cash flows may not be sufficient to meet our liquidity needs. Our cash needs are further impacted by: (i) the continued lower sales volumes in the first two quarters of fiscal year 2003, (ii) the volatility we continue to experience from our customers demand for the products we produce, and (iii) as required by our senior lender, our ability to exercise our commercially reasonable efforts to obtain alternative financing and repay any outstanding debt on or before June 30, 2003. We are currently exploring our alternatives with various local financial institutions. There can be no assurance that a new credit facility will be available or, if available, that such new credit facility will be at terms acceptable to us. If we are unable to obtain a new credit facility by June 30, 2003, additional payments will be required under our existing credit facility, including a fee of $50,000, if our debt is not repaid. Our existing credit facility expires in August 2004.

      If we are unable to develop new products and services our revenues could decrease. Our products are subject to rapid obsolescence and our future success will depend upon our ability to develop new products and services that meet changing customer and marketplace requirements. Our products are based upon specifications from our customers. We may not be able to satisfactorily design and manufacture customer products based upon these specifications.

      If we fail to properly anticipate the market for new products and services we may lose revenue. Even if we are able to successfully identify, develop and manufacture, as well as introduce new products and services, there is no assurance that a market for these products and services will materialize to the size and extent that we anticipate. If a market does not materialize as we anticipate, our business, operating results and financial condition could be materially adversely affected. The following factors could affect the success of our products and services in the microelectronic and other marketplaces:

•	the failure to adequately equip our manufacturing plant in anticipation of increasing business;

•	the failure of our design team to develop products in a timely manner to satisfy our present and potential customers; or

•	our limited experience in specific market segments in marketing our products and services, specifically in the telecom industry.

      We may fail to adequately adjust our expenses to predicted revenue in any given period or we may experience significant fluctuations in quarterly revenue because the sales cycle for our products and services is lengthy and unpredictable. While our sales cycle varies from customer to customer, it typically has ranged from two to 12 months. Our pursuit of sales leads typically involves an analysis of our prospective customer’s needs, preparation of a written proposal, one or more presentations and contract negotiations. Our sales cycle may also be affected by the complexity of the product to be developed and manufactured as well as a prospective customer’s budgetary constraints and internal acceptance reviews, over which we have little or no control. As a result of these things combined with the fact that our expenses are fixed, we may fail to adequately adjust our expenses to predicted revenue in any given period or we may experience significant fluctuations in quarterly revenue.

      Fluctuations in the price and supply of components used to manufacture our products may reduce our profits. Substantially all of our manufacturing services are provided on a turnkey basis in which we, in addition to providing design, assembly and testing services, are responsible for the procurement of the components that are assembled by us for our customers. Although we attempt to minimize margin erosion as a result of component price increases, in certain circumstances we are required to bear some or all of the risk of such price fluctuations, which could adversely affect our profits. To date, we have generally been able to negotiate contracts that allow us to shift much of the impact of price fluctuations to the customer; however, there can be no assurance that we will be able to do so in all cases.

      In order to assure an adequate supply of certain key components that have long procurement lead times, such as integrated circuits, we occasionally must order such components prior to receiving formal customer purchase orders for the assemblies that require such components. Failure to accurately anticipate the volume or timing of customer orders can result in component shortages or excess component inventory, which in either case could adversely affect our operating results and financial condition.

      Certain of the assemblies manufactured by us require one or more components that are ordered from, or which may be available from, only one source or a limited number of sources. Delivery problems relating to components purchased from any of our key suppliers could have a material adverse impact on our financial performance. From time to time, our suppliers allocate components among their customers in response to supply shortages. In some cases, supply shortages will substantially curtail production of all assemblies using a particular component. In addition, at various times there have been industry-wide shortages of electronic components. While we have not experienced sustained periods of shortages of components in the recent past, there can be no assurance that substantial component shortages will not occur in the future. Any such shortages could reduce our operating results.

      Our costs may increase significantly if we are unable to forecast customer orders and production schedules. The level and timing of orders placed by customers vary due to the customers’ attempts to balance their inventory, changes in customers’ manufacturing strategies, and variations in demand for the customers’ products. Due in part to these factors, most of our customers do not commit to firm production schedules more than several weeks in advance of requirements. Our inability to forecast the level of customers’ orders with certainty makes it difficult to schedule production and optimize utilization of manufacturing capacity. This uncertainty could also significantly increase our costs related to manufacturing product. In the past, we have been required to increase staffing and incur other expenses in order to meet the anticipated demands of our customers. From time to time, anticipated orders from some of our customers have failed to materialize and delivery schedules have been deferred as a result of changes in a customer’s business needs, both of which have adversely affected our operating results. On other occasions, customers have required rapid increases in production that have placed an excessive burden on our resources. There can be no assurance that we will not experience similar fluctuations in customer demand in the future.

      We may be unable to realize revenue from our backlog. We compute our backlog from purchase orders received from our customers and from other contractual agreements. Our backlog is typically not a firm commitment from the customers. As such, even though we may have contractual agreements or purchase orders for future shipments, there is no guarantee that this backlog will be realized as revenue.

      Future quarterly and annual operating results may fluctuate substantially due to a number of factors, many of which are beyond our control, which may cause our stock price to decline. We have experienced substantial fluctuations in our annual and quarterly operating results, and such fluctuations may continue in future periods. Our operating results are affected by a number of factors, many of which are beyond our control, including the following:

•	we may manufacture products that are custom designed and assembled for a specific customer’s requirement in anticipation of the receipt of volume production orders from that customer, which may not always materialize to the degree anticipated, if at all;

•	we may incur significant start-up costs in the production of a particular product, which costs are expensed as incurred and for which we attempt to seek reimbursement from the customer;

•	we may experience fluctuations and inefficiencies in managing inventories, fixed assets, components and labor, in the degree of automation used in the assembly process, in the costs of materials and the mix of materials, labor, manufacturing, and overhead costs;

•	we may experience unforeseen design or manufacturing problems, price competition or functional competition (other means of accomplishing the same or similar end result);

•	we may be unable to pass on cost overruns;

•	we may not have control over the timing of expenditures in anticipation of increased sales, customer product delivery requirements and the range of services provided;

•	we may experience variance in the amount and timing of orders placed by a customer due to a number of factors, including inventory balancing, changes in manufacturing strategy, and variation in product demand attributable to, among other things, product life cycles, competitive factors, and general economic conditions; and

•	we are constantly reshaping and resizing our business based on anticipated revenue and the actual cost savings from these activities may not be realized.

Any one of these factors, or a combination of one or more factors, could adversely affect the Company’s annual and quarterly operating results, which in turn may cause our stock price to decline.

      Our business may suffer and cause our stock price to decline if we are unable to protect our intellectual property rights. Intellectual property rights are important to our success and our competitive position. It is our policy to protect all proprietary information through the use of a combination of nondisclosure agreements and other contractual provisions and patent, trademark, trade secret and copyright law to protect our intellectual property rights. There is no assurance that these agreements, provisions and laws will be adequate to prevent the imitation or unauthorized use of our intellectual property. Policing unauthorized use of proprietary systems and products is difficult and, while we are unable to determine the extent to which infringement of our intellectual property exists, we expect infringement to be a persistent problem. In addition, the laws of some foreign countries do not protect our products to the same extent that the laws of the United States protect our products. If our intellectual property rights are not protected our business may suffer if a competitor uses our technology to capture our business, which could cause our stock price to decline. Furthermore, even if the agreements, provisions and intellectual property laws prove to be adequate to protect our intellectual property rights, our competitors may develop products or technologies that are both non-infringing and substantially equivalent or superior to our products or technologies.

      Third-party intellectual property infringement claims may be costly and may prevent the future sale of our products. Substantial litigation and threats of litigation regarding intellectual property rights exist in our industry. Third parties may claim that our products infringe upon their intellectual property rights. In particular, defending against third-party infringement claims may be costly and divert important management resources. Furthermore, if these claims are successful, we may have to pay substantial royalties or damages, remove the infringing products from the marketplace or expend substantial amounts in order to modify the products so that they no longer infringe on the third party’s rights.

      If we fail to comply with environmental laws and regulations we may be fined and prohibited from manufacturing products. As a small generator of hazardous substances, we are subject to local governmental regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances, such as waste oil, acetone and alcohol, that are used in very small quantities to manufacture our products. While we are currently in compliance with applicable regulations, if we fail to comply with these regulations substantial fines could be imposed on us and we could be required to suspend production, alter manufacturing processes or cease operations.

      We operate in a regulated industry and if we fail to company with regulatory regulations we may incur sanctions or penalties. We are subject to a variety of regulatory agency requirements in the United States and foreign countries relating to many of the components that we develop and manufacture. The process of obtaining and maintaining required regulatory approvals and otherwise remaining in regulatory compliance can be lengthy, expensive and uncertain.

      The Food and Drug Administration inspects manufacturers of certain types of devices before providing a clearance to manufacture and sell such device, and the failure to pass such an inspection could result in delay in moving ahead with a product or project. We are required to comply with the FDA’s QSR for the development and manufacture of medical products. In addition, in order for devices we design or manufacture to be exported and for us and our customers to be qualified to use the “CE” mark in the European Union, we maintain ISO 9001/EN 46001 certification which, like the QSR, subjects our operations to periodic surveillance audits. To ensure compliance with various regulatory and quality requirements, we expend significant time, resources and effort in the areas of training, production and quality assurance. If we fail to comply with regulatory or quality regulations or other FDA or applicable legal requirements, the governing agencies can issue warning letters, impose government sanctions and levy serious penalties.

      If our customers do not promptly obtain regulatory approval for their products, our projects and revenue may be adversely affected. The FDA regulates many of our customers’ products, and requires certain clearances or approvals before new medical devices can be marketed. As a prerequisite to any introduction of a new device into the medical marketplace, our customers must obtain necessary product clearances or approvals from the FDA or other regulatory agencies. This can be a slow and uncertain process, and there can be no assurance that such clearances or approvals will be obtained on a timely basis, if at all. In addition, products intended for use in foreign countries must comply with similar requirements and be certified for sale in those countries. A customer’s failure to comply with the FDA’s requirements can result in the delay or denial of approval to proceed with the product. Delays in obtaining regulatory approval are frequent and, in turn, can result in delaying or canceling customer orders. There can be no assurance that our customers will obtain or be able to maintain all required clearances or approvals for domestic or exported products on a timely basis, if at all. The delays and potential product cancellations inherent in the regulatory approval and ongoing regulatory compliance of products we develop or manufacture may have a material adverse effect on our projects and revenue, as well as our business, reputation, results of operations and financial condition.

      If government or insurance company reimbursements for our customers’ products change, our products, revenues and profitability may be adversely affected. Governmental and insurance industry efforts to reform the healthcare industry and reduce healthcare spending have affected, and will continue to affect, the market for medical devices. There have been several instances of changes in governmental or commercial insurance reimbursement policies that have significantly impacted the markets for certain types of products or services or that have had an impact on entire industries, such as recent policies affecting payment for nursing home and home care services. Adverse governmental regulation relating to our components or our customers’ products that might arise from future legislative, administrative or insurance industry policy cannot be predicted and the ultimate effect on private insurer and governmental healthcare reimbursement is unknown. Government and commercial insurance companies are increasingly vigorous in their attempts to contain healthcare costs by limiting both coverage and the level of reimbursement for new therapeutic products even if approved for marketing by the FDA. If government and commercial payers do not provide adequate coverage and reimbursement levels for uses of our customers’ products, the market acceptance of these products and our revenues and profitability would be adversely affected.

      We have customers located in foreign countries and our unfamiliarity of the laws and business practices of such foreign countries could cause us to incur increased costs. We currently have customers located in foreign countries and anticipate additional customers located outside the United States. Our lack of knowledge and understanding of the laws of, and the customary business practices in, foreign counties could cause us to incur increased costs in connection with disputes over contracts, environmental laws, collection of accounts receivable, holding excess and obsolete inventory, duties and other import and export fees, product warranty exposure and unanticipated changes in governmental regimes.

      If the components that we design and manufacture are the subject of product recalls or a product liability claim, our business may be damaged, we man incur significant legal fees and our results of operations and financial condition may be adversely affected. Certain of the components we design or manufacture are used in medical devices, many of which may be used in life-sustaining or life-supporting roles. The tolerance for error in the design, manufacture or use of these components and products may be small or nonexistent. If a component we designed or manufactured is found to be defective, whether due to design or manufacturing defects, improper use of the product or other reasons, the product may need to be recalled, possibly at our expense. Further, the adverse effect of a product recall on our business might not be limited to the cost of the recall. Recalls, especially if accompanied by unfavorable publicity or termination of customer contracts, could result in substantial costs, loss of revenues and damage to our reputation, each of which would have a material adverse effect on our business, results of operations and financial condition.

      The manufacture and sale of the medical devices involves the risk of product liability claims. Although we generally obtain indemnification from our customers for components that we manufacture to the customers’ specifications and we maintain product liability insurance, there can be no assurance that the indemnities will be honored or the coverage of our insurance policies will be adequate. Further, we generally provide a design defect warranty and indemnify our customers for failure of a product to conform to design specifications and against defects in materials and workmanship. Product liability insurance is expensive and in the future may not be available on acceptable terms, in sufficient amounts, or at all. A successful product liability claim in excess of our insurance coverage or any material claim for which insurance coverage was denied or limited and for which indemnification was not available could have a material adverse effect on our business, results of operations and financial condition.

      We are dependent on a single industry and adverse trends in that industry may reduce our revenues. During the past several years, we have been significantly dependent on a single market. In fiscal 2002, 76% of our revenues came from sales to hearing instrument and medical manufacturers. Additionally, in connection with the acquisition of our Advanced Medical Division, we acquired another large customer in the medical market. These industries are characterized by intense competition, relatively short product life cycles, rapid technological change, significant fluctuations in product demand and significant pressure on vendors to reduce or minimize cost. Accordingly, we may be adversely affected by these industry trends to the extent that they reduce our revenues. In particular, if the hearing instrument manufacturers develop new technologies that do not incorporate our products, or if our competitors offer similar products at a lower cost to such manufacturers, our revenues may decrease and our business would be adversely affected.

      Although we are attempting to reduce our dependence on a single industry, we do not expect this historic dependence to change dramatically or quickly. Moreover, a significant amount of our non-hearing instrument industry sales are made in the medical products industry, which is characterized by trends similar to those in the hearing instrument manufacturer industry.

      Our customer base is highly concentrated and the loss of a key customer may reduce our operating results and financial condition. Our customer base is highly concentrated. In fiscal 2002, 2001 and 2000, our two largest customers, Siemens AG and Sonic Innovations, Inc., in the aggregate accounted for 64%, 51% and 57%, respectively, of net sales. Each of these customers has multiple programs in production with us. In connection with the acquisition of our Advanced Medical Division, we acquired another large customer, GE Medical Systems, who we anticipate will generate approximately 50% of the revenue of this division. We expect that Siemens AG, Sonic Innovations, Inc. and GE Medical Systems will represent over 50% of our total revenue for the foreseeable future. Although we are attempting to reduce this concentration, we expect that sales to a relatively small number of original equipment manufacturers will continue to account for a substantial portion of net revenues for the foreseeable future. The loss of, or a decline in orders from, any one of our key customers would materially adversely affect our operating results and financial condition.

      If our customers are unable to gain market acceptance for the products that we develop or manufacture for them we may lose revenue. We design and manufacture components for other companies. We also sell proprietary products that contain components to other companies and end-user customers. For products we manufacture (manufactured for others or those we sell directly), our success is dependent on the acceptance of those products in their markets. We have no control over the products or marketing of products that we sell to our customers. Market acceptance may depend on a variety of factors, including educating the target market regarding the use of a new procedure. Market acceptance and market share are also affected by the timing of market introduction of competitive products. Some of our customers, especially emerging growth companies, have limited or no experience in marketing their products and may be unable to establish effective sales and marketing and distribution channels to rapidly and successfully commercialize their products. If our customers are unable to gain any significant market acceptance for the products we develop or manufacture for them, our business will be adversely affected.

      We may lose business and revenues if we fail to successfully compete with our customers for business. We face competition from the internal operations of our current and potential original equipment manufacturer customers and from offshore contract manufacturers, which, because of their lower labor rates and other related factors, may enjoy a comparative advantage over us with respect to high-volume production. We expect to continue to encounter competition from other electronics manufacturers that currently provide or may begin to provide contract design and manufacturing services.

      A number of our competitors may have substantially greater manufacturing, financial, technical, marketing, and other resources than we have, and may offer a broader scope and presence of operations on a worldwide basis. Significant competitive factors in the microelectronics market include price, quality, design capabilities, responsiveness, testing capabilities, the ability to manufacture in very high volumes and proximity to the customers final assembly facilities. While we have competed favorably in the past with respect to these factors, this is a particularly fast changing market, and there can be no assurance that we will continue to do so in the future.

      We are often one of two or more suppliers on any particular customer requirement and are, therefore, subject to continuing competition on existing programs. In order to remain competitive in any of our markets, we must continually provide timely and technologically advanced design capabilities and manufacturing services, ensure the quality of our products, and compete favorably with respect to turnaround and price. If we fail to compete favorably with respect to the principal competitive factors in the markets we serve, we may lose business and our operating results may be reduced.

      Our customers are permitted to cancel their orders, change production quantities, delay production and terminate their contracts and any such event or series of events may adversely affect our gross margins and operating results. We, as a medical device development and manufacturing service provider, must provide product output that matches the needs of our customers, which can change from time to time. We generally do not obtain long-term commitments from our customers and we continue to experience reduced lead times in customer orders. Customers may cancel their orders, change production quantities, delay production or terminate their contracts for a number of reasons. In certain situations, cancellations, reductions in quantities, delays or terminations by a significant customer could adversely affect our operating results. Such cancellations, reductions or delays have occurred and may continue to occur in response to slowdowns in our customers’ businesses or for other reasons. In addition, we make significant decisions, including determining the levels of business that we will seek and accept, production schedules, parts procurement commitments and personnel needs based on our estimates of customer requirements. Because many of our costs and operating expenses are relatively fixed, a reduction in customer demand or a termination of a contract by a customer could adversely affect our gross margins and operating results.

      Inventory risk and production delay may adversely affect our financial performance. Most of our contract manufacturing services are provided on a turnkey basis, where we purchase some or all of the materials required for product assembling and manufacturing. We bear varying amounts of inventory risk in providing services in this manner. In manufacturing operations, we need to order parts and supplies based on customer forecasts, which may be for a larger quantity of product than is included in the firm orders ultimately received from those customers. While many of our customer agreements include provisions that require customers to reimburse us for excess inventory which we specifically order to meet their forecasts, we may not actually be reimbursed or be able to collect on these obligations. In that case, we could have excess inventory and/or cancellation or return charges from our suppliers. Our imaging and medical device manufacturing customers continue to experience fluctuating demand for their products and, in response, they may ask us to reduce or delay production. If we delay production, our financial performance may be adversely affected.

      We may have a significant accounts receivable write-off, as well as an increase in inventory reserve, due to the inability of, or the refusal by, our customers to pay their accounts. We may carry significant accounts receivable and inventory in connection with providing manufacturing services to our customers. If one or more of our principal customers were to become insolvent, or otherwise fail to pay for the services and materials provided by us, our operating results and financial condition would be adversely affected.

      If we are unable to integrate, operate and manage our Advanced Medical Division our operating results and business condition may be reduced. On January 24, 2003, we acquired our Advanced Medical Division from Colorado MEDtech, Inc. This division incurred substantial losses during Colorado MEDtech, Inc.’s fiscal years ended June 30, 2002 and 2001 and for the six-months ended December 31, 2002. We may not be able to successfully and profitably integrate, operate, maintain and manage our Advanced Medical Division in a competitive environment. In addition, we may not be able to integrate the newly hired employees and operational issues may arise as a result of a lack of integration or our lack of familiarity with issues specific to this division. Further, certain of our assumptions relating to the timing of the integration and the use of the leased facility in Boulder, Colorado, may not prove to be accurate, causing increased costs at this location.

      Our due diligence prior to the acquisition of our Advanced Medical Division may not have exposed all the risks and/or liabilities associated with this division. During the due diligence stage of the acquisition of our Advanced Medical Division, and as part of our analysis in evaluating the assets and liabilities, both tangible and intangible, of that division, we performed various investigations, reviewed documents and held numerous meetings. There can be no assurance that we have uncovered and understand all liabilities and risk associated with this division, including, but not limited to, liabilities and risks relating to assumed service and manufacturing contracts, warranties on products shipped prior the closing of the transaction and full ownership of the acquired intellectual property.

      We may pursue future acquisitions and investments that may adversely affect our financial position or cause our earnings per share to decline. In the future we may continue to make acquisitions of and investments in businesses, products and technologies that could complement or expand our business. Such acquisitions, though, involve certain risks:

•	We may not be able to negotiate or finance the acquisition successfully.

•	The integration of acquired businesses, products or technologies into our existing business may fail.

•	We may issue equity securities, incur debt, assume contingent liabilities or have amortization expenses and write-downs of acquired assets, which could cause our earnings per share to decline.

      Our business success may be adversely affected by our ability to hire and retain employees. Our continued growth and success depend to a significant extent on the continued service of senior management and other key employees and the hiring of new qualified employees. We rely upon the acquisition and retention of employees with extensive technological experience. Competition for skilled business, product development, technical and other personnel is intense. There can be no assurance that we will be successful in recruiting new personnel and retaining existing personnel. None of our employees are subject to employment agreements, although several key employees are subject to non-competition agreements. The loss of one or more key employees may materially adversely affect our growth.

      The price of our common stock may be adversely affected by significant price fluctuations due to a number of factors, many of which are beyond our control. The market price of our common stock has experienced significant fluctuations and may continue to fluctuate in the future. The market price of the common stock may be significantly affected by many factors, including:

•	changes in requirements or demands for our services;

•	the announcement of new products or product enhancements by us or our competitors;

•	technological innovations by us or our competitors;

•	quarterly variations in our or our competitors’ operating results;

•	changes in prices of our or our competitors’ products and services;

•	changes in our revenue and revenue growth rates;

•	changes in earnings estimates by market analysts, speculation in the press or analyst community; and

•	general market conditions or market conditions specific to particular industries.

      The stock prices for many companies in the technology sector have experienced wide fluctuations that often have been unrelated to their operating performance. Such fluctuations may adversely affect the market price of our common stock.

      We have issued numerous options to acquire our common stock that could have a dilutive effect on our common stock. As of March 1, 2003, we had options outstanding to acquire 1,346,675 shares of our common stock, exercisable at prices ranging from $2.160 to $20.375 per share, with a weighted average exercise price of approximately $9.597 per share. During the terms of these options, the holders will have the opportunity to profit from either an increase in the market price of our common stock with resulting dilution to the holders of shares who purchased shares for a price higher than the respective exercise or conversion price. In addition, the increase in the outstanding shares of our common stock as a result of the exercise or conversion of these options could result in a significant decrease in the percentage ownership of our common stock by the purchasers of our common stock.

      The market price of our common stock may be reduced by future sales of our common stock in the public market. Sales of substantial amounts of common stock in the public market that are not currently freely tradable, or even the potential for such sales, could have an adverse effect on the market price for shares of our common stock and could impair the ability of purchasers of our common stock to recoup their investment or make a profit. As of March 1, 2003, these shares consist of:

•	approximately 993,693 shares owned by our executive officers and directors of our outstanding common stock; and

•	approximately 1,346,675 shares issuable to option holders.

      Unless the shares of our outstanding common stock owned by our executive officers and directors are further registered under the securities laws, they may not be resold except in compliance with Rule 144 promulgated by the SEC, or some other exemption from registration. Rule 144 does not prohibit the sale of these shares but does place conditions on their resale that must be complied with before they can be resold.

      The trading dynamics of our common stock makes it subject to large fluctuations in the per share value. Our common stock is a micro-stock that is thinly traded on the NASDAQ National Market. In some cases, our common stock may not trade during any given day. Small changes in the demand for shares of our common stock can have a material impact, both negatively and positively, in the trading share price of our stock.

      Our articles of incorporation and bylaws may discourage lawsuits and other claims against our directors. Our articles of incorporation provide, to the fullest extent permitted by Minnesota law, that our directors shall have no personal liability for breaches of their fiduciary duties to us. In addition, our bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Minnesota law. These provisions may reduce the likelihood of derivative litigation against directors and may discourage shareholders from bringing a lawsuit against directors for a breach of their duty.

      Our articles of incorporation contain provisions that could discourage or prevent a potential takeover, even if such transaction would be beneficial to our shareholders. Our articles of incorporation authorize our Board of Directors to issue up to 10,000,000 shares of common stock and 5,000,000 shares of undesignated stock, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by our shareholders. Undesignated stock authorized by the Board of Directors may include voting rights, preferences as to dividends and liquidation, conversion and redemptive rights and sinking fund provisions that could affect the rights of the holders of our common stock and reduce the value of our common stock. The issuance of preferred stock could also prevent a potential takeover because the terms of any issued preferred stock may require the approval of the holders of the outstanding shares of preferred stock in order to consummate a merger, reorganization, and sale of substantially all of our assets or other extraordinary corporate transaction.

      Our articles of incorporation provide for a classified Board of Directors with staggered, three-year terms. Our articles of incorporation also require the affirmative vote of a supermajority (80%) of the voting power for the following matters:

•	To approve the merger or consolidation of HEI or any subsidiary with or into any person that directly or indirectly beneficially owns, or owned at any time in the preceding twelve months, five percent or more of the outstanding shares of our stock entitled to vote in elections of directors (a “Related Person”);

•	To authorize the sale of substantially all of our assets to a Related Person;

•	To authorize the issuance of any of our voting securities in exchange or payment for the securities or assets of any Related Person, if such authorization is otherwise required by law or any agreement;

•	To adopt any plan for the dissolution of HEI; or

•	To adopt any amendment, change or repeal of certain articles of the articles of incorporation, including the articles that establish the authority of the Board of Directors, the supermajority voting requirements and the classified Board of Directors.

      These provisions may have the effect of deterring a potential takeover or delaying changes in control or our management.

      Our loans to certain officers and directors may not be collectible. On April 2, 2001, we loaned approximately $1.3 million to five officers and directors in connection with their exercise of stock options. These notes required interest only payments on November 2, 2002, and April 2, 2003, respectively. All interest payments have been made, except that Mr. Anthony Fant, a director and our former Chief Executive Officer, President and Chairman, failed to make his interest only payment of $10,500 that was due on April 2, 2003. We are currently assessing the circumstances and exploring our alternatives for this unpaid amount. We believe all interest and related notes are collectible; however, there can be no assurance that the $1.3 million and accrued interest will be repaid to us when payments become due or ever.

USE OF PROCEEDS

      The selling shareholders are offering all of the shares to be sold under this Prospectus. We will not receive any of the proceeds from the offer and sale of the shares.

SELLING SHAREHOLDERS

      The selling shareholders acquired their shares offered under this Prospectus from us in connection with our acquisition of certain assets, and assumption of certain liabilities and contractual obligations, of Colorado MEDtech, Inc.’s Colorado operations, our Advanced Medical Division, on January 24, 2003.

      The selling shareholders have indicated that the shares offered by this Prospectus may be sold from time to time by them or by their pledgees, donees, transferees or other successors in interest. The following table shows as of March 1, 2003:

•	The name of each of the selling shareholders,

•	The number of shares of our common stock beneficially owned by each of the selling shareholders, and

•	The number of securities offered by this Prospectus that may be sold from time to time by each of the selling shareholders.

      There is no assurance that the selling shareholders will sell the shares offered by this Prospectus.

Percentage of
			Shares of	Shares of
	Shares of	Shares of	Common Stock	Common Stock
	Common Stock	Common Stock	Owned	Owned
	Owned	Offered By	Beneficially	Beneficially
	Beneficially	This	After	After
Name of Selling Shareholder	Before Offering	Prospectus	Offering(1)	Offering(1)

Colorado MEDtech, Inc.	955,000	955,000	0	*
Eastside Properties, LLC	45,000	45,000	0	*

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	The number of shares owned after the offering assumes the sale of all the shares of common stock offered in this Prospectus.

PLAN OF DISTRIBUTION

      The sale of the shares offered by this Prospectus may be made in the Nasdaq National Market or other over-the-counter markets at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. These shares may be sold by one or more of the following:

•	A block trade in which the broker or dealer will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

•	Purchases by a broker or dealer as principal and resale by a broker or dealer for its account using this Prospectus.

•	Ordinary brokerage transactions and transactions in which the broker solicits purchasers.

•	In privately negotiated transactions not involving a broker or dealer.

•	In any method permitted pursuant to applicable law.

      Each sale may be made either at market prices prevailing at the time of such sale, at negotiated prices, at fixed prices that may be changed, or at prices related to prevailing market prices.

      In effecting sales, brokers or dealers engaged to sell the shares may arrange for other brokers or dealers to participate. Brokers or dealers engaged to sell the shares will receive compensation in the form of commissions or discounts in amounts to be negotiated immediately prior to each sale. These brokers or dealers and any other participating brokers or dealers may be deemed to be underwriters within the meaning of the Securities Act of 1933 in connection with these sales. We will receive no proceeds from any resales of the shares offered by this Prospectus, and we anticipate that the brokers or dealers, if any, participating in the sales of the shares will receive the usual and customary selling commissions.

      In connection with distributions of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also sell shares short and deliver the shares to close out such short positions. The selling shareholders may also enter into option, swaps, derivatives or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares covered by this Prospectus, which the broker-dealer may resell pursuant to this Prospectus. The selling shareholders may also pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this Prospectus.

      From time to time the selling shareholders may be engaged in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, and may sell and deliver the shares covered by this Prospectus in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time, a selling shareholder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon delivery of the shares or a default by a selling shareholder, the broker-dealer or financial institution may offer and sell the pledged shares from time to time.

      To comply with the securities laws of some states, if applicable, the shares will be sold in those states only through brokers or dealers. In addition, in some states, the shares may not be sold in those states unless they have been registered or qualified for sale in those states or an exemption from registration or qualification is available and is satisfied.

      If necessary, the specific shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this Prospectus is a part.

      Under applicable rules and regulations under Regulation M under the Securities Exchange Act of 1934, any person engaged in the distribution of the common stock generally may not simultaneously engage in market making activities with respect to the common stock for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition, the selling shareholders will be subject to the applicable provisions of the Securities Act of 1933 and Securities Exchange Act of 1934 and the rules and regulations thereunder, which may limit the timing of purchases and sales of shares of the common stock by the selling shareholders. The foregoing may affect the marketability of the common stock.

      The selling shareholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes. We will bear all other expenses in connection with the offering and sale of the shares. We have agreed to indemnify and hold harmless the selling shareholders from certain liabilities under the Securities Act of 1933. The selling shareholders also have agreed to indemnify us against certain liabilities in connection with the registration and the offering and sale of the shares.

DESCRIPTION OF SECURITIES

General

      Our articles of incorporation authorize our Board of Directors to issue 15,000,000 shares of capital stock, including 10,000,000 shares of common stock, $0.05 par value, and 5,000,000 shares of undesignated stock, with rights, preferences and privileges as are determined by our board of directors.

Common Stock

      As of April 18, 2003, we had 7,011,756 shares of common stock outstanding. All outstanding shares of our common stock are fully paid and nonassessable. The following is a summary of the material rights and privileges of our common stock.

      Voting. Holders of our common stock are entitled to cast one vote for each share held at all shareholder meetings for all purposes, including the election of Directors. The holders of more than 50% of the voting power of our common stock issued and outstanding and entitled to vote and present in person or by proxy, together with any preferred stock issued and outstanding and entitled to vote and present in person or by proxy, constitute a quorum at all meetings of our shareholders. The vote of the holders of a majority of our common stock present and entitled to vote at a meeting, together with any preferred stock present and entitled to vote at a meeting, will decide any question brought before the meeting, except when Minnesota law, our articles of incorporation or our bylaws require a greater vote and except when Minnesota law requires a vote of any preferred stock issued and outstanding, voting as a separate class, to approve a matter brought before the meeting. Holders of our common stock do not have cumulative voting for the election of directors.

      Dividends. Holders of our common stock are entitled to dividends when, as and if declared by the board of directors out of funds available for distribution. The payment of any dividends may be limited or prohibited by loan agreement provisions or priority dividends for preferred stock that may be outstanding.

      Preemptive Rights. The holders of our common stock have no preemptive rights to subscribe for any additional shares of any class of our capital stock or for any issue of bonds, notes or other securities convertible into any class of our capital stock.

      Liquidation. If we liquidate or dissolve, the holders of each outstanding share of our common stock will be entitled to share equally in our assets legally available for distribution to our shareholders after payment of all liabilities and after distributions to holders of preferred stock legally entitled to be paid distributions prior to the payment of distributions to holders of our common stock.

Minnesota Business Corporation Act

      We have opted out of the control share acquisition provisions of the Minnesota Business Corporation Act. The control share acquisition provisions generally prohibit any business combination by us or our subsidiary with any shareholder that purchases ten percent or more of our voting shares within four years following such interested shareholder’s share acquisition date, unless the business combination is approved by a committee of all the disinterested members of our Board of Directors before the interested shareholder’s share acquisition date.

LEGAL MATTERS

      Gray, Plant, Mooty, Mooty & Bennett, P.A., Minneapolis, Minnesota, has issued an opinion about the legality of the shares registered by this Prospectus.

EXPERTS

      The consolidated financial statements and schedule of HEI, Inc. and subsidiaries as of August 31, 2002 and 2001 and for each of the years in the three-year period ended August 31, 2002, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The financial statements of Colorado MEDtech, Inc.’s Colorado Operations (a business unit of Colorado MEDtech, Inc.) as of June 30, 2002 and 2001, and for each of the years in the three-year period ended June 30, 2002, have been incorporated by reference herein in reliance upon the report of KPMG

LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC’s public reference rooms located at its regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the operation of public reference rooms. You can also obtain copies of these materials from the SEC’s Internet web site located at http://www.sec.gov.

      The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

•	Our Annual Report on Form 10-K for the fiscal year ended August 31, 2002, filed with the SEC on December 16, 2002; as amended by Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended August 31, 2002, filed with the SEC on December 20, 2002; and as amended by Amendment No. 2 to our Annual Report on Form 10-K for the fiscal year ended August 31, 2002, filed with the SEC on January 7, 2003.

•	Our Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2002, filed with the SEC on January 14, 2003.

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 1, 2003, filed with the SEC on April 18, 2003.

•	Our Current Report on Form 8-K, filed with the SEC on January 7, 2003.

•	Our Current Report on Form 8-K, filed with the SEC on January 14, 2003.

•	Our Current Report on Form 8-K, filed with the SEC on February 6, 2003.

•	Our Current Report on Form 8-K, filed with the SEC on February 10, 2003; as amended by Amendment No. 1 to our Current Report on Form 8-K/A, filed with the SEC on April 10, 2003.

•	Our Current Report on Form 8-K, filed with the SEC on March 20, 2003.

•	Our Current Report on Form 8-K, filed with the SEC on April 22, 2003.

•	The description of our common stock is contained in our Registration Statement on Form 10, filed on December 29, 1981, and Amendment No. 1 to such Registration Statement, filed on December 24, 1984.

      You may request a copy of these filings, at no cost, by writing, telephoning or sending an electronic message to us at the following:

HEI, Inc.

Shareholder Relations
1495 Steiger Lake Lane
Victoria, Minnesota 55386
(952) 443-2500
www.heii.com

      This Prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this Prospectus. We have authorized no one to provide you with different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front page of this Prospectus.

INDEMNIFICATION

      We are subject to the Minnesota Business Corporation Act (the “MBCA”). Section 302A.521 of the MBCA provides that we shall indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person:

•	has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions;

•	acted in good faith;

•	received no improper personal benefit and Section 302A.255 of the MBCA, if applicable, has been satisfied;

•	in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and

•	reasonably believed that the conduct was in our best interests in the case of acts or omissions in such person’s official capacity for us or reasonably believed that the conduct was not opposed to our best interests in the case of acts or omissions in such person’s official capacity for other affiliated organizations.

      Article VIII of our articles of incorporation further provides that our directors shall not be personally liable to us or our shareholders for a breach of fiduciary duty, except for:

•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	liability resulting from the authorization of an improper distribution;

•	any transaction from which the director received an improper personal benefit; or

•	any act or omission occurring prior to December 31, 1987.

Article VIII of our articles of incorporation further provides that we shall indemnify our directors to the fullest extent permitted under the MBCA, and that any repeal or modification of Article VIII by our shareholders will be prospective only and will not adversely affect any limitation on the personal liability of a director existing at the time of such repeal or modification.

      Article IX of our bylaws provides that each person who was or is made a party or is threatened to be made a party to or is involved, as a non-party witness or otherwise, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, including a proceeding by or in the right of us, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was our director or officer or, while our director or officer, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, where the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by us to the fullest extent authorized by the MBCA, as may be amended, by common law or by administrative or judicial interpretation, against all expense, liability and loss reasonably incurred or suffered by such person in connection with such proceeding.

      We also maintain a director and officer insurance policy to cover ourselves, our directors and our officers against certain liabilities.

      Although indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons under these provisions, we have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

          No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the securities offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the securities offered by this Prospectus by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this Prospectus nor any sale made under this Prospectus shall, under any circumstances, create any implication that information contained in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

1,000,000 Shares

HEI, INC.

Common Stock

PROSPECTUS

                    , 2003

PART II

INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

      The following table sets forth our various expenses in connection with the sale and distribution of the Shares being registered pursuant to this Form S-3 Registration Statement. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fee and the Nasdaq listing fee.

Securities and Exchange Commission fee	$153.71
Nasdaq listing fee	10,000
Accounting fees and expenses	16,000
Legal fees and expenses	20,000
Printing, Mailing	1,000
Transfer Agent fees	100

TOTAL	$47,253.71

Item 15.	Indemnification of Officers and Directors

      We are subject to the Minnesota Business Corporation Act (the “MBCA”). Section 302A.521 of the MBCA provides that we shall indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person:

•	has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions;

•	acted in good faith;

•	received no improper personal benefit and Section 302A.255 of the MBCA, if applicable, has been satisfied;

•	in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and

•	reasonably believed that the conduct was in our best interests in the case of acts or omissions in such person’s official capacity for us or reasonably believed that the conduct was not opposed to our best interests in the case of acts or omissions in such person’s official capacity for other affiliated organizations.

      Article VIII of our articles of incorporation further provides that our directors shall not be personally liable to us or our shareholders for a breach of fiduciary duty, except for:

•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	liability resulting from the authorization of an improper distribution;

•	any transaction from which the director received an improper personal benefit; or

•	any act or omission occurring prior to December 31, 1987.

      Article VIII of our articles of incorporation further provides that we shall indemnify our directors to the fullest extent permitted under the MBCA, and that any repeal or modification of Article VIII by our shareholders will be prospective only and will not adversely affect any limitation on the personal liability of a director existing at the time of such repeal or modification.

      Article IX of our bylaws provides that each person who was or is made a party or is threatened to be made a party to or is involved, as a non-party witness or otherwise, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, including a proceeding by or in the right of us, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was our director or officer or, while our director or officer, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, where the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by us to the fullest extent authorized by the MBCA, as may be amended, by common law or by administrative or judicial interpretation, against all expense, liability and loss reasonably incurred or suffered by such person in connection with such proceeding.

      We also maintain a director and officer insurance policy to cover ourselves, our directors and our officers against certain liabilities.

Item 16.	Exhibits

Exhibit
Number	Description

3.1	Amended and Restated Articles of Incorporation of HEI, Inc.(1)
3.2	Amended and Restated Bylaws of HEI, Inc.(1)
5.1	Opinion of Counsel*
10.1	Purchase Agreement, dated as of January 24, 2003, by and among HEI, Inc., and Colorado MEDtech, Inc.(2)
10.2	Registration Rights Agreement, dated as of January 24, 2003, by and among HEI, Inc., and Colorado MEDtech, Inc.(2)
23.1	Consent of KPMG LLP for HEI, Inc. and Subsidiaries*
23.2	Consent of KPMG LLP for Colorado MEDtech, Inc.’s Colorado Operations (a business unit of Colorado MEDtech, Inc.)*
23.3	Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A. (included in Exhibit 5.1)*
24.1	Powers of Attorney*

*	Filed herewith.

(1)	Filed as an exhibit to the Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on January 23, 2003, and incorporated into this Registration Statement by reference.

(2)	Filed as an exhibit to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 10, 2003, and incorporated into this Registration Statement by reference.

Item 17.	Undertakings

      A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change to such information in the registration statement, and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(a) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Victoria, State of Minnesota, on April 29, 2003.

HEI, INC.

/s/ MACK V. TRAYNOR, III

By: Mack V. Traynor, III
Its: Chief Executive Officer and President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below on the 29th day of April, 2003, by the following persons in the capacities indicated:

By:	/s/ MACK V. TRAYNOR, III

Mack V. Traynor, III
Chief Executive Officer, President and Director
(Principal Executive Officer)

By:	/s/ STEVE E. TONDERA, JR.

Steve E. Tondera, Jr.
Vice President of Finance, Chief Financial
Officer, Treasurer, Secretary and Director
(Principal Financial and Accounting Officer)

By:	/s/ DENNIS J. LEISZ

Dennis J. Leisz
Chairman of the Board and Director

By:

Anthony J. Fant
Director

By:	/s/ TIMOTHY F. FLOEDER

Timothy F. Floeder
Director

HEI, Inc.

Form S-3

Index to Exhibits

3.1	Amended and Restated Articles of Incorporation of HEI, Inc.(1)
3.2	Amended and Restated Bylaws of HEI, Inc.(1)
5.1	Opinion of Counsel*
10.1	Purchase Agreement, dated as of January 24, 2003, by and among HEI, Inc., and Colorado MEDtech, Inc.(2)
10.2	Registration Rights Agreement, dated as of January 24, 2003, by and among HEI, Inc., and Colorado MEDtech, Inc.(2)
23.1	Consent of KPMG LLP for HEI, Inc. and Subsidiaries*
23.2	Const of KPMG LLP for Colorado MEDtech, Inc.’s Colorado Operations (a business unit of Colorado MEDtech, Inc.)*
23.3	Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A. (included in Exhibit 5.1)*
24.1	Powers of Attorney*

*	Filed herewith.

(1)	Filed as an exhibit to the Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on January 23, 2003, and incorporated into this Registration Statement by reference.

(2)	Filed as an exhibit to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 10, 2003, and incorporated into this Registration Statement by reference.